UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 5, 2009

ACORN ENERGY, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-19771	22-2786081
(State or Other Jurisdiction	(Commission file Number)	(IRS Employer
of Incorporation)		Identification No.)

4 West Rockland Road, Montchanin, Delaware	19710
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (302) 656-1707

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business Operations

Item 1.01 Entry Into a Material Definitive Agreement

On November 4, 2009, Acorn Energy, Inc. (“the Company”) entered into a binding letter of intent with Gridsense Pty. Ltd. (“GPL”), a company registered in Australia of which the Company owns approximately 31% of the outstanding shares. GPL is the parent company of Gridsense Systems, Inc. According to the terms of the letter of intent the Company will acquire all of the shares of GPL not currently owned by the Company, and the Company will also acquire debt of GPL owed to certain of its shareholders in the principal amount of $1.128 million (the “GPL Debt”). Consideration for the acquisition of the GPL shares and the GPL Debt is $4.384 million multiplied by the percentage of the GPL shares not owned by the Company at closing, plus an earn-out amount equal to the gross sales of GPL for 2010 which are in excess of $4.384 million multiplied by 50% and further multiplied by the percentage of GPL shares not owned by the Company at closing; provided, however, the earn-out amount will be capped at an amount equal to $2.435 million multiplied by the percentage of the GPL shares not owned by the Company at closing. The holders of GPL Debt will be paid first from the proceeds of the purchase price and the balance of the purchase price proceeds will be paid to the GPL shareholders pro rata. In connection with the letter of intent, the Company has made a bridge loan of $550,000 to GPL with an annual interest rate of 8% per annum and a term of twenty-four (24) months. The bridge loan will be used by GPL for working capital and debt reduction purposes. The Company is in the process of conducting due diligence regarding this transaction and preparing the definitive purchase agreement. Closing is expected to occur in January 2010.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Exhibits.

99.1           Press release of Acorn Energy, Inc. dated November 5, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 5th day of November, 2009.

ACORN ENERGY, INC.

By:	/s/ Joe B. Cogdell, Jr.
Name: Joe B. Cogdell, Jr.
Title: Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of Acorn Energy, Inc. dated November 5, 2009